Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148299 of SandRidge Energy, Inc., on Form S-8 of our report relating to the financial statements and supplementary information of the SandRidge Energy, Inc. 401(k) Plan dated June 22, 2012, appearing in this Annual Report on Form 11-K for the year ended December 31, 2011.

/s/ McConnell & Jones LLP

Houston, Texas

June 22, 2012